Exhibit 10.2
Execution Version

Performance Unit Award Agreement
This Performance Unit Award Agreement (this “Agreement”) is made and entered into as of January 24, 2018 (the “Grant Date”) by and between Team, Inc., a Delaware corporation (the “Company”) and Amerino Gatti (the “Participant”).
WHEREAS, the Company has adopted the Team, Inc. 2016 Equity Incentive Plan (the “Plan”) pursuant to which Restricted Stock Units may be granted; and

WHEREAS, the Company has entered into an employment letter agreement with the Participant, dated January 15, 2018 which provides for the grant of a one-time award of Restricted Stock Units in connection with the Participant’s commencement of employment with the Company; and
WHEREAS, the Committee desires to grant such award of Restricted Stock Units pursuant to the Plan and on the terms and conditions set forth herein.
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.    Grant of Performance Units. Pursuant to Section 11 of the Plan, the Company hereby grants to the Participant an Award of 350,000 performance-based Restricted Stock Units (the “Award”), which shall become vested based on the Participant’s continued employment with the Company through the attainment of the Performance Criteria designated in Section 2 and Exhibit A. Each performance-based Restricted Stock Unit (a “PSU”) subject to the Award represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan.
2.    Performance Period. The Award’s performance period (the “Performance Period”) is the period commencing on the Grant Date and ending on January 24, 2023. Upon the expiration of the Performance Period, any PSUs that remain outstanding and unvested as of the last day of the Performance Period shall be automatically forfeited and neither the Company nor any Affiliate shall have any further obligations to the Participant under this Agreement.
3.    Vesting of PSUs. The PSUs are subject to forfeiture until they vest. Except as otherwise provided herein, twenty percent (20%) of the PSUs (an “Installment”) will vest and become non-forfeitable on the date on which each stock price milestone (each, a “Milestone”) described on Exhibit A is achieved (each such date, a “Vesting Date”), subject to the Participant’s continued employment with the Company and its Affiliates through such Vesting Date; provided, that any Installment for which the applicable Milestone is achieved prior to the first anniversary of the Grant Date shall vest on the first anniversary of the Grant Date, subject to the Participants continued employment through such anniversary date (in such event, such anniversary date shall be considered a “Vesting Date”). If the Participant’s employment with the Company and its Affiliates terminates for any reason prior to the expiration of the Performance Periods, all unvested PSUs then outstanding shall be automatically forfeited and neither the Company nor any Affiliate shall have any further obligations to the Participant under this Agreement.
4.    Effect of a Change in Control. If there is a Change in Control during the Performance Period, all unvested PSUs outstanding immediately prior to the Change in Control for which the applicable Milestone is achieved as of the Change in Control shall become vested immediately and shall be paid no later than thirty (30) days following such Change in Control. Any unvested PSUs outstanding on the date of the Change in Control that do not become vested in accordance with the preceding sentence shall be automatically forfeited upon the occurrence of the Change in Control.
5.    Settlement of PSUs. The Company shall cause the issuance and delivery of the Shares underlying vested PSUs as soon as practicable after the Vesting Date for such PSUs and in any event within thirty (30) days after such Vesting Date; provided, however, that such delivery shall be deemed effected for all purposes when a stock transfer agent shall have deposited such Shares according to the delivery instructions; and provided further that if any law, regulation or order of the Securities and Exchange Commission or other body having jurisdiction shall require the Company or the Participant to take any action in connection with the delivery of the Shares, then the date on which such delivery shall be deemed to have occurred shall be extended for the period necessary to take and complete such action, it being understood that the Company shall have no obligation to take and complete any such action.
6.    Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the PSUs and the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, except that the right to receive payment for vested PSUs shall be transferrable by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such right subject to all of the terms and conditions that were applicable to the Participant immediately prior to such transfer.
7.    Rights as Shareholder. The Participant shall not have any rights of a shareholder with respect to the Shares underlying the PSUs until such Shares are issued to the Participant in accordance with Section 5, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents.
8.    No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Participant any right to continue to provide services to the Company and its Affiliates, whether as an employee, consultant or otherwise. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant's employment at any time, with or without Cause.
9.    Tax Liability and Withholding.
9.1    The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the PSUs and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes. As a condition of the receipt of this Award, prior to the vesting of the PSUs, the Participant hereby agrees to make such arrangements as the Company may require in order to satisfy any federal, state, local or foreign withholding tax obligations that the Company, in its sole discretion, determines may arise in connection with the receipt of this grant or the issuance of Shares (the “Tax Obligations”). The Participant understands that the Company shall not be required to issue any Shares under the RSUs unless and until such Tax Obligations are satisfied.
9.2    The Company intends, and the Participant hereby authorizes the Company, to satisfy the Tax Obligations by withholding from the Participant’s vested PSUs the number of Shares having an aggregate Fair Market Value on the applicable determination date equal to the amount of the Tax Obligations, with any fractional Shares rounded up to the nearest whole number of Shares. To the extent the Company determines that the number Shares withheld pursuant to this paragraph is insufficient to satisfy such Tax Obligations, the Participant hereby authorizes the Company to deduct from the Participant’s wages or other cash compensation the additional amounts necessary to fully satisfy the Tax Obligations. If the Company chooses not to deduct such amount from the Participant’s compensation, the Participant agrees to pay the Company, in cash or by check, the additional amount necessary to fully satisfy the Tax Obligations. The Participant hereby agrees to take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this paragraph.
9.3    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PSUs or the subsequent sale of any Shares, and (b) does not commit to structure the PSUs to reduce or eliminate the Participant's liability for Tax-Related Items.
10.    Compliance with Law. The issuance and transfer of Shares pursuant to the PSUs shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
11.    Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the General Counsel of the Company at the Company's principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

12.    Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Texas without regard to conflict of law principles.
13.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.
14.    PSUs Subject to Plan. This Agreement is subject to the Plan as approved by the Company's shareholders. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. All capitalized terms used and not otherwise defined herein shall have the meanings given in the Plan.
15.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the person(s) to whom the Participant’s rights under the PSUs may be transferred by will or the laws of descent or distribution.
16.    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
17.    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion, subject to Section 23 of the Plan. The grant of the PSUs in this Agreement does not create any contractual right or other right to receive any PSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company.
18.    Amendment. The Committee has the right to amend this Agreement, subject to the limitations set forth in the Plan, provided that any amendment that materially and adversely affects the Participant’s rights hereunder may be effectuated only in a writing signed by the Company and the Participant.
19.    Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

20.    No Impact on Other Benefits. The value of the Participant's PSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
21.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
22.    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the PSUs subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the PSUs or disposition of the underlying Shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.
23.    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TEAM, INC.
By: ______________________________ Name: ____________________________ Title: _____________________________

PARTICIPANT By: ______________________________ Printed Name: ______________________ Date Signed: _______________________

EXHIBIT A

Milestones

The Milestones are:

•	achievement of a Share Price of $20

•	achievement of a Share Price of $25

•	achievement of a Share Price of $30

•	achievement of a Share Price of $35

•	achievement of a Share Price of $40

For this purpose, “Share Price” means (a) the volume weighted average price of a Share on the New York Stock Exchange during any period of twenty (20) consecutive trading days occurring during the Performance Period, or (b) for purposes of paragraph 4 of this Agreement only, (i) the value of the consideration paid for each Share in the Change in Control transaction, with the value of any non-cash consideration determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”) in its discretion, or (ii) if no consideration is paid in respect of Shares in connection with the Change in Control, the volume weighted average price of a Share on the New York Stock Exchange during the period of twenty (20) consecutive trading days ending on, and including, the last trading day immediately preceding the Change in Control.
The Milestones will be appropriately adjusted by the Committee to reflect any stock split, stock dividend, or other extraordinary event affecting the capitalization of the Company.